                                                                    EXHIBIT 5(g)

                              ASSUMPTION AGREEMENT



                  AGREEMENT made as of April 1, 1998 between THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern"), and NORTHERN TRUST QUANTITATIVE ADVISORS, INC. ("NTQA"), a wholly-owned, indirect subsidiary of THE NORTHERN TRUST CORPORATION.

                  WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

                  WHEREAS, Northern has been previously appointed as investment adviser to the Small Cap, Small Cap Index and Stock Index Funds (the "Funds") of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement between Northern and Northern Funds dated April 1, 1994 (as subsequently amended) (the "Investment Advisory Agreement"); and

                  WHEREAS, Northern and NTQA desire to have NTQA be the investment adviser with respect to each Fund pursuant to the Investment Advisory Agreement.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                  1. NTQA hereby assumes all rights and obligations of Northern under the Investment Advisory Agreement with respect to the Funds.

                  2. Northern hereby represents that (i) the management personnel of Northern responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees of NTQA where they will continue to provide such services for the Funds, and (ii) both Northern and NTQA remain wholly-owned subsidiaries of The Northern Trust Corporation. Consequently, Northern believes that the proposed assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Funds.

                  3. Both parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



Attest:                               THE NORTHERN TRUST COMPANY


                                      By  /s/ Thomas L. Mallman
-------------------------                 ---------------------
                                         (Authorized Officer)



Attest:                               NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


                                      By  /s/ John R. Goodwin
------------------------                  ----------------------
                                         (Authorized Officer)